UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 6, 2011

PINNACLE BANKSHARES CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	000-23909	54-1832714
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

622 Broad Street, Altavista, Virginia		24517
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (434) 369-3000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 6, 2011, Pinnacle Bankshares Corporation (the “Company”) entered into a new Change in Control Agreement (the “Agreement”) with Aubrey H. (Todd) Hall, III in connection with his promotion to President and Chief Executive Officer of the Company effective July 1, 2011, upon the retirement of Robert H. Gilliam, Jr. as President and Chief Executive Officer of the Company effective June 30, 2011. The Agreement is effective as of July 1, 2011 for an initial three year term and automatically renews each year for a rolling three year term, unless terminated earlier under its terms.

Mr. Hall will be entitled to payments and benefits under the Agreement if, within two years following a change in control, (i) his employment is terminated involuntarily without “cause” (as defined in the Agreement) and not as a result of death or disability, or (ii) he terminates his employment voluntarily for “good reason” (as defined in the Agreement). Mr. Hall will also be entitled to payments and benefits if his employment is terminated prior to a change in control if he can reasonably demonstrate that the termination was in connection with or in anticipation of a change in control or was at the request of a third party who has taken steps reasonably calculated to effect a change in control.

“Change in control” is defined generally to include (i) the acquisition of stock by a person or group that constitutes more than 50% of the total fair market value or total voting power of the Company’s common stock, (ii) the acquisition of 30% of the Company’s voting stock either at one time or over a 12-month period, (iii) certain changes in the composition of the Company’s Board of Directors over a 12-month period, or (iv) an acquisition of 40% or more of the Company’s assets.

In the event of a covered termination following a change in control, Mr. Hall will be entitled to receive (i) a severance payment made in ten quarterly installments, with the total of such installments being equal to 2.5 times the sum of Mr. Hall’s highest annual base salary in effect at any time during the 24-month period ending on the date of the change in control and his highest aggregate bonuses payable for any of the Company’s three fiscal years ending immediately prior to the fiscal year that includes the date of the change in control, and (ii) a continuation of employee welfare benefits for 2.5 years. In addition, Mr. Hall will have the right to require the Company to purchase his principal residence at its fair market value if he requests within six months after his termination of employment. The total payments and benefits payable, including any parachute payments otherwise made, to Mr. Hall may not exceed the maximum amount that may be paid without the imposition of a “golden parachute” federal excise tax on Mr. Hall and may also be limited by applicable banking limitations on golden parachutes.

Mr. Hall will be entitled to the same installment severance payments and benefits described above upon a change in control if his employment is terminated in anticipation of or in connection with a change in control. Such severance payments and benefits will begin to be paid beginning 60 days following the change in control.

The Agreement contains customary non-disclosure, non-solicitation and non-disparagement provisions that apply during Mr. Hall’s employment and generally continue for 32 months after a termination following a change in control.

Under the terms of the Agreement, the change in control agreement between Mr. Hall and the Company dated December 31, 2008 is terminated as of July 1, 2011.

The foregoing description of the Agreement is qualified in its entirety by the text of the Agreement, which is filed as Exhibit 10.13 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.13	Change in Control Agreement between Pinnacle Bankshares Corporation and Aubrey H. Hall, III, effective July 1, 2011.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE BANKSHARES CORPORATION

Date: July 7, 2011	By:	/s/ Bryan M. Lemley
Bryan M. Lemley
Secretary, Treasurer and Chief Financial Officer

Exhibit Index

Exhibit

10.13	Change in Control Agreement between Pinnacle Bankshares Corporation and Aubrey H. Hall, III, effective July 1, 2011.